COLORADO COURT OF APPEALS AFFIRMS 2005 ORDER FOR SPECIAL SHAREHOLDER MEETING HELD BY BEICANG IRON & STEEL (FORMERLY ALPHA SPACECOM, INC.)

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TAIYUAN, China, March 14 /Xinhua-PRNewswire/ -- Beicang Iron & Steel Inc. (OTC Bulletin Board: “BEIC”) (“BEIC” or the “Company”), announced today that on February 22, 2007 the Colorado Court of Appeals issued a decision in the case entitled Alpha Spacecom, Inc. and Tridon Trust v. Xuedong Hu, Jian Wang, and Alpha Sky Investment Company Ltd. The Court decided that a Colorado District Court order entered in March 2005 requiring that the Company hold a special meeting of shareholders was valid. The Company had previously held a special meeting of shareholders on June 13, 2005 pursuant to the District Court order.

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This lawsuit was entitled Alpha Spacecom, Inc. and Tridon Trust v. Xuedong Hu, Jian Wang, and Alpha Sky Investment LTD., Case Number 04 CV 9819. On November 29, 2004, Tridon filed a lawsuit in the Colorado District Court located in Denver, Colorado, claimed that to have the judge declare that (1) Mr. Xuedong Hu, the former CEO & Chairman of the Board of Directors of BEIC, and Jian Wang, a former director of BEIC, resigned their positions as directors by their conduct effective October 15, 2004; (2) to have the judge declare that the remaining directors lawfully removed Xuedong Hu as our Chief Executive Officer, effective October 15, 2004; (3) to have the judge order the removal of Hu and Wang under the guidelines of Colorado law for alleged dishonest and fraudulent conduct; and (4) asking the judge to rescind the December 2001 Share Exchange Agreement.

After a hearing on March 18, 2005, the District Court Judge entered a verbal Order dismissing the first two claims asserted by Tridon and required that the Company hold a special shareholder meeting pursuant to the request submitted by Mr. Xuedong Hu. The District Court also found that Xuedong Hu was entitled to vote at the special shareholder meeting since he remained the beneficial owner of more than 82% of our then outstanding securities. At the conclusion of the hearing, the Judge also requested that the attorney for Mr. Hu, Mr. Wang, and Alpha Sky prepare a written form of Order and submit it to the Court. The written Order was ultimately signed by the Judge on March 30, 2005.

On March 25, 2005, Tridon filed a voluntary notice of dismissal of its claims with the Colorado District Court. Subsequent to the Court's March 30, 2005 written Order, Tridon filed a motion asking the Court to vacate its Order and declare that it lacked jurisdiction as a result of the notice of dismissal. In the filings, Tridon claimed that the voluntary notice of dismissal removed the Court's authority to sign the written Order, and that the oral ruling was not valid until reduced to writing and signed. On May 11, 2005, the Court issued a second Order stating that its original Order was entered March 18, 2005, prior to the dismissal, and that it retained jurisdiction to sign and enforce its written Order.

Tridon appealed the ruling of the District Court to the Colorado Court of Appeals and in its brief with the Court, argued that the trial court lacked any jurisdiction to sign the written order of March 30, 2005. A response brief was filed on behalf of Mr. Hu asking the appellate court to affirm the trial court’s order. Tridon also asked the Court to hear oral argument on the matter.

Tridon did not request any stay of the existing orders, so while the appeal was pending, the Colorado District Court's Orders of March 18, 2005 and May 11, 2005 remained in effect. Those Orders provide that the Board meeting removing Mr. Hu and Mr. Wang was not valid. As a result Mr. Hu was not properly or lawfully removed as our CEO or a member of the Board. Similarly, Mr. Wang was not properly or lawfully removed from our Board of Directors. In reliance upon these Court Orders, Messrs. Hu and Wang continued to perform their respective duties owed to us.

The Appellate Court determined that the portions of the District Court’s order relating to the special meeting of shareholders was a valid order, and affirmed that portion of the District Court’s ruling. We interpret this ruling to mean that the actions we have taken since issuance of the Order by the District Court, including engaging in the shareholder meeting and subsequently, the merger between us and East Glory Investments Group, were validly undertaken.

On or about March 8, 2007, Tridon filed a Petition for Rehearing with the Colorado Court of Appeals.

Mr. Hou Beicang, the CEO & Chairman of the Board of Directors of Beicang Iron & Steel Inc., thus stated, “we are pleased to receive the judicial court decision from the Colorado Court of Appeals. In the past two years, the litigation always disturbed us and our shareholders, as this litigation created doubt about us with the investing public. We believe that the decision by the Colorado Court of Appeals was a victory for us. In the future, we will constantly endeavour to conquer any dissensions or difficulties concerning BEIC in our best efforts, thus protecting benefits of our shareholders and investors.”

Safe Harbor Statement

Certain of the statements set forth in this press release constitute "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may" or words or expressions of similar meaning. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to grow its business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company's limited financial resources, domestic or global economic conditions -- especially those relating to China, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions of equity markets. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

Contact:

Address: 8/F Beicang Building, 76 Jianshebei Road, Taiyuan City, Shanxi Province, P.R. China 030013

Phone: (0086) 351 465 6232

Fax: (0086) 351 465 6787

Website: www.bcironsteel.com